Exhibit 4.4

SETTLEMENT AGREEMENT & MUTUAL RELEASE

This Settlement Agreement & Mutual Release (the “Settlement Agreement”) dated as of October 7, 2004 is made and entered into by and among Arlington Contact Lens Service, Inc. (“AC Lens”) and drugstore.com, inc. (“drugstore.com”) (Hereinafter, the aforementioned parties shall sometimes be referred to collectively as “Parties.”)

WHEREAS, AC Lens is the plaintiff and counterclaim defendant and drugstore.com is the defendant and counterclaim plaintiff in the action captioned Arlington Contact Lens Service, Inc. v. drugstore.com, inc., Case No. 03CVH-11-12581, pending in the Court of Common Pleas in Franklin County, Ohio (the “Litigation”); and

WHEREAS, the Parties desire to fully, finally and forever compromise, resolve, discharge and settle all claims between them, including those brought in the Litigation.

NOW, THEREFORE, in consideration of the representations and mutual promises contained herein, the Parties hereby agree as follows:

1. Issuance of Settlement Shares

1.1 Issuance of Settlement Shares. As set forth below, drugstore.com shall issue to AC Lens up to that number of whole shares (the “Settlement Shares”) of drugstore.com’s common stock, par value $0.0001 per share (the “Common Stock”) as is determined by dividing the amount of $475,000 by $3.79 (the “Base Price”), which was the closing sale price per share of the Common Stock on October 7, 2004 as quoted on The Nasdaq National Market (the “Nasdaq”), rounded up to the nearest whole share. AC Lens and drugstore.com agree that an aggregate of up to 125,330 Settlement Shares are to be issued to AC Lens pursuant to this Settlement Agreement, as follows:

(a)	as soon as reasonably practicable after the effective date of this Settlement Agreement, drugstore.com shall issue to AC Lens 72,560 of the Settlement Shares (the “Mandatory Shares”); and

(b)	within three (3) Trading Days (as defined in Section 3.1) after the end of the Guaranteed Trading Period (as defined in Section 3.1), drugstore.com shall issue to AC Lens the remaining 52,770 of the Settlement Shares (the “Piggy-Back Shares”), subject to any downward adjustment pursuant to Section 3.3 in the number of Piggy-Back Shares to be issued.

1.2 Restricted Shares. The Settlement Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued in a transaction that is exempt from registration under the Securities Act. The Settlement Shares will be “restricted securities” under the federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an applicable exemption from registration. All certificates representing Settlement Shares shall bear, in addition to any other legends required under applicable securities laws, the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from registration and, in each case, in accordance with the securities laws of any State in which such offering is made.”

2. Registration Rights Associated with Settlement Shares

2.1 Mandatory Registration. As soon as reasonably practicable after the date of this Settlement Agreement, drugstore.com shall use its reasonable efforts to, at drugstore.com’s option, either:

(a)	include the Mandatory Shares in its current registration statement on Form S-3 (file number 333-118667) (the “Current Registration Statement”) on file with the Unites States Securities and Exchange Commission (the “SEC”); or

(b)	in the event the Mandatory Shares are not included in the Current Registration Statement as of the date such registration statement becomes effective, the Company shall as promptly as reasonably practicable after such date file a registration statement, on a Form S-3 or any successor thereto, or a similar registration form available to drugstore.com, under the Securities Act, with the SEC to register the Mandatory Shares.

In any event, drugstore.com shall use its reasonable efforts to cause the registration statement covering the Mandatory Shares to become effective as soon as practicable. It is agreed and understood that AC Lens shall not be permitted to effect an underwritten offering pursuant to a registration effected under this Section 2.1 without the prior consent of drugstore.com.

2.2 Incidental Registration. If (but without any obligation to do so) drugstore.com proposes to file a registration statement covering (including for this purpose a registration effected by drugstore.com for stockholders other than AC Lens) any of its equity securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-4, Form S-8 or any successors thereto, or a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), drugstore.com shall, at such time, promptly give AC Lens written notice of such registration. Upon the written request of AC Lens given within fifteen (15) days after receipt of such notice by the Holder in accordance with Section 8, drugstore.com shall, subject to the provisions of Section 2.3, cause to be included in such registration and offering and any underwriting of such offering registered under the Securities Act the Piggy-Back Shares that AC Lens has requested to be registered.

2.3 Underwriting Requirements. In connection with any offering involving an underwriting of shares of drugstore.com’s capital stock, drugstore.com shall not be required under Section 2.2 to include any of AC Lens’ securities in such underwriting unless AC Lens accepts the terms of the underwriting as agreed upon between drugstore.com and the underwriters selected by it, and then only in such quantity as the underwriters determine in their sole discretion will not impair the success of the offering by drugstore.com. If the total amount of securities, including Settlement Shares requested by AC Lens to be included in such offering, exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then drugstore.com shall be required to include in the offering only that number of such securities, including Settlement Shares, which the underwriters determine in their sole discretion will not impair the success of the offering. For purposes of such apportionment, in the case of registration pursuant to Section 2.2, drugstore.com shall include in such registration (i) first, the securities drugstore.com proposes to sell and (ii) second, the Settlement Shares requested to be included in such registration by AC Lens.

2.4 Expenses of Registration.

(a)	Company Registration. All expenses (other than underwriting discounts and commissions, stock transfer taxes and fees and disbursements of counsel to AC Lens) incurred in connection with registrations, filings or qualifications of Settlement Shares pursuant to Section 2, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for drugstore.com, shall be borne by drugstore.com.

(b)	Underwriting Discounts and Commissions. All underwriting discounts and commissions incurred in connection with each registration statement under Section 2 shall be borne by the participating sellers (and by drugstore.com, if drugstore.com is a seller) in proportion to the number of shares sold by each, or as they otherwise may agree.

2.5 Delay of Registration. AC Lens shall have no right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 2.

2.6 Termination of Registration Rights. AC Lens shall not be entitled to exercise any right provided for in Section 2 if, pursuant to Rule 144 promulgated by the SEC under the Securities Act, or another similar exemption under the Securities Act, AC Lens may sell Settlement Shares without registration.

2.7 Suspension of Registration Statement and Prospectus. drugstore.com may suspend any registration statement filed pursuant to Section 2 that has become effective, and may suspend the use of any prospectus included in such registration statement (and any amendment or supplement thereto), for a period not to exceed 45 days in any 90-day period or an aggregate of 90 days in any 365-day period, if the board of directors, the chief executive officer or chief financial officer of drugstore.com, shall have determined in good faith that because of valid business reasons (not including avoidance of drugstore.com’s obligations hereunder), including, without limitation, the acquisition or divestiture of assets, pending corporate developments, public filings with the SEC or similar events, it is in the interests of drugstore.com to suspend such use and, prior to suspending such use, drugstore.com provides AC Lens with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension.

3. Minimum Value of Mandatory Shares; Reduction in Number of Piggy-Back Shares

3.1 Defined Terms. As used in this Section 3, the terms listed in this Section 3.1 shall have the respective meanings set forth in this Section 3.1:

“Average Share Price” means the average of the closing prices per share of Common Stock, as quoted on the Nasdaq, on each of the last five (5) Trading Days in the Trading Period.

“Guaranteed Sold Shares” means Mandatory Shares sold by AC Lens during the Guaranteed Trading Period on the Nasdaq at the prevailing fair market price (as quoted on the Nasdaq) at the time of sale.

“Guaranteed Trading Period” means the period of the twenty (20) trading days following the effectiveness of the registration statement pursuant to which the Mandatory Shares are registered pursuant to Section 2.1.

“Trading Day” means any day during which the Nasdaq shall be open for business.

3.2 Minimum Value of Mandatory Shares. To the extent AC Lens realizes aggregate value less than $275,000 as a result of fair market sales of Mandatory Shares during the Guaranteed Trading Period, or the pro rata portion thereof depending on the number of Mandatory Shares sold during the Guaranteed Trading Period, drugstore.com will issue to AC Lens a specified number of additional shares of Common Stock, in accordance with the following provisions:

(a)	If at the end of the Guaranteed Trading Period AC Lens has received aggregate consideration (prior to the deduction of any underwriting discounts, commissions or other expenses) in respect of Guaranteed Sold Shares such that the aggregate consideration received by AC Lens in respect of such shares divided by the aggregate number of Guaranteed Sold Shares results in a per share amount that is less than the Base Price, then drugstore.com shall, within three (3) Trading Days after the end of the Guaranteed Trading Period, issue to AC Lens a specified number of additional shares of Common Stock (the “Additional Settlement Shares”) calculated as follows. The number of Additional Settlement Shares to be issued by drugstore.com to AC Lens in such circumstances shall be equal to:

(i) (x) the total number of Guaranteed Sold Shares multiplied by the Base Price; minus (y) the aggregate consideration received by AC Lens in respect of the Guaranteed Sold Shares (prior to the deduction of any underwriting discounts, commissions or other expenses); divided by

(ii) the Average Share Price,

rounded up to the nearest whole share.

(b)	Any Additional Settlement Shares issued to AC Lens pursuant to Section 3.2(a) shall be entitled to incidental registration in accordance with Section 2.2.

(c)	At drugstore.com’s option, in lieu of issuing any Additional Settlement Shares to AC Lens, pursuant to Section 3.2(a), drugstore.com shall be entitled to pay AC Lens an amount in cash equal to the difference between (x) the total number of Guaranteed Sold Shares multiplied by the Base Price, and (y) the aggregate consideration received by AC Lens in respect of the Guaranteed Sold Shares (prior to the deduction of any underwriting discounts, commissions or other expenses), which amount shall be payable by drugstore.com on the third Trading Day after the end of the Guaranteed Trading Period.

3.3 Reduction in Number of Piggy-Back Shares. To the extent AC Lens realizes aggregate value in excess of $275,000 as a result of fair market sales of Mandatory Shares during the Guaranteed Trading Period, or the pro rata portion thereof depending on the number of Mandatory Shares sold during the Guaranteed Trading Period, the number of Piggy-Back Shares required to be issued to AC Lens by drugstore.com shall be reduced, in accordance with the following provisions:

(a)	If at the end of the Guaranteed Trading Period AC Lens has received aggregate consideration (prior to the deduction of any underwriting discounts, commissions or other expenses) in respect of Guaranteed Sold Shares such that the aggregate consideration received by AC Lens for such shares divided by the aggregate number of Guaranteed Sold Shares results in a per share amount that is greater than the Base Price, then the number of Piggy-Back Shares required to be issued to AC Lens by drugstore.com pursuant to this Settlement Agreement shall be reduced by that number of shares of Common Stock (the “Credited Shares”) which is obtained by dividing:

(i) (x) the aggregate consideration received by AC Lens in respect of the Guaranteed Sold Shares (prior to the deduction of any underwriting discounts, commissions or other expenses); minus (y) the total number of Guaranteed Sold Shares multiplied by the Base Price; by

(ii) the Average Share Price,

rounded up to the nearest whole share; provided that, in no event, shall the number of Credited Shares exceed 52,770 shares of Common Stock.

4. Termination of Order Processing and Fulfillment Agreement

4.1 The Order Processing and Fulfillment Agreement executed by the Parties on or about December 17, 2002 shall be terminated and cease to have any force or effect. The Parties accordingly waive any rights arising from or in connection with the Order Processing and Fulfillment Agreement, including any that were or could have been asserted in litigation.

5. Dismissal of the Action

5.1 The Parties by and through their respective counsel shall execute a Stipulated Notice of Dismissal (“Dismissal”), pursuant to Rule 41(A)(1)(b) of the Ohio Rules of Civil Procedure, in the form attached hereto as Exhibit A, dismissing with prejudice all claims asserted in the Litigation. The Parties shall cause the Dismissal to be filed in the Litigation promptly following the issuance of Settlement Shares as provided in Section 1 above.

6. Mutual Release

6.1 In consideration of the performance of the promises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, AC Lens, for itself and for its present and former directors, officers, stockholders, agents, advisors, administrators, attorneys, employees, parent entities, affiliate entities, divisions, subsidiaries, representatives, predecessors, successors and assigns, hereby releases and forever discharges drugstore.com, its present and former directors, officers, stockholders, agents, advisors, attorneys, employees, parent entities, affiliate entities, divisions, subsidiaries, representatives, predecessors, successors and assigns, from any and all claims, rights, controversies, actions, demands, causes of action, debts, obligations, damages or liabilities of every kind and description, including any claim for attorney fees, which AC Lens now has or has had, or hereafter may have, against such entities and persons arising out of any matter or thing whatsoever occurring prior to and including the date hereof, whether relating to the litigation, to its subject matter, or otherwise, whether based on common law or on any federal or state statute, rule, regulation, or other law or right of action, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, that any Party has, had or may have, individually, representatively, or derivatively or in any other capacity, against any Party. The releases contained in this Settlement Agreement specifically exclude any and all claims to enforce the terms and conditions of this Settlement Agreement.

6.2 In consideration of the performance of the promises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, drugstore.com, for itself and for its present and former directors, officers, stockholders, agents, advisors, administrators, attorneys, employees, parent entities, affiliate entities, divisions, subsidiaries, representatives, predecessors, successors and assigns, hereby releases and forever discharges AC Lens, its present and former directors, officers, stockholders, agents, advisors, attorneys, employees, parent entities, affiliate entities, divisions, subsidiaries, representatives, predecessors, successors and assigns, from any and all claims, rights, controversies, actions, demands, causes of action, debts, obligations, damages or liabilities of every kind and description, including any claim for attorney fees, which drugstore.com now has or has had, or hereafter may have, against such entities and persons arising out of any matter or thing whatsoever occurring prior to and including the date hereof, whether relating to the litigation, to its subject matter, or otherwise, whether based on common law or on any federal or state statute, rule, regulation, or other law or right of action, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, that any Party has, had or may have, individually, representatively, or derivatively or in any other capacity, against any Party. The releases contained in this Settlement Agreement specifically exclude any and all claims to enforce the terms and conditions of this Settlement Agreement.

6.3 The releases contained in this Settlement Agreement are given voluntarily after consultation with counsel and shall not be subject to any claim of mistake of fact. The Parties have read the Settlement Agreement, and agree that there is no agreement or reservation not clearly expressed herein, that the execution hereof is not induced by any representations or promises, except as stated herein, and that the execution hereof is with full knowledge that this Settlement Agreement covers all possible claims.

7. Effective Date

7.1 The effective date of this Settlement Agreement is the date that it becomes signed and executed by all the Parties.

8. Notices

8.1 Unless otherwise provided, any notice required or permitted by this Settlement Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram, fax, confirmed electronic mail, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth below or as subsequently modified by written notice.

(a)	If to AC Lens, to it at:

Arlington Contact Lens Service, Inc.

4691 NW Parkway

Hilliard, OH 43026

Attention: Peter Clarkson, President

Facsimile: (614) 921-9866

with copies to:

Roetzel & Andress

222 S. Main Street, Suite 400

Akron, Ohio 44308

Attention: Ronald S. Kopp, Esq.

Facsimile: (330) 376-4577

(b)	If to AC Lens, to it at: If to drugstore.com, to it at:

13920 Southeast Eastgate Way, Suite 300

Bellevue, WA 98005

Attention: General Counsel

Facsimile: (425) 372-3801

with copies to:

Calfee, Halter & Griswold LLP

1100 Fifth Third Center

21 East State Street

Columbus, Ohio 43215-4243

Attention: Peter A. Rosato

Facsimile: (614) 621-0010

Simpson Thacher & Bartlett LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Attention: Jeffrey Ostrow, Esq.

Facsimile: (650) 251-5002

9. Miscellaneous Provisions

9.1 All claims asserted, or which could have been asserted in the Litigation, are disputed, and this Settlement Agreement shall not be treated as an admission of liability or responsibility at any time or in any manner whatsoever.

9.2 (a) AC Lens and drugstore.com warrant and represent that they have taken all legal and corporate steps necessary to enter into this Settlement Agreement and to bind themselves, respectively, to all of the provisions herein and to take the actions required to be performed in fulfillment of the undertakings contained herein.

(b) AC Lens further acknowledges, represents and warrants to and agrees with drugstore.com that:

(i) AC Lens is acquiring the Settlement Shares for its own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part;

(ii) AC Lens acknowledges its understanding that the issuance of the Settlement Shares to it by drugstore.com, pursuant to this Settlement Agreement, is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) of the Securities Act; and

(iii) AC Lens will not sell or otherwise transfer the Settlement Shares without registration under the Securities Act or an exemption therefrom, and fully understands and agrees that it must bear the economic risk of its acquisition of the Settlement Shares for an indefinite period of time because, among other things, the Settlement Shares have not been registered under the Securities Act or under the securities laws of certain states and, therefore cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from registration is available. AC Lens also understand that drugstore.com is under no obligation to register the Settlement Shares on its behalf, other than as set forth in Section 2, or to assist AC Lens in complying with any exemption from registration under the Securities Act.

9.3 The provisions of this Settlement Agreement will inure to the benefit of and bind the successors, assigns, shareholders, affiliates, parents, subsidiaries, partners, past and present, and creditors of the Parties hereto.

9.4 Except as otherwise provided in this Settlement Agreement, any period of time prescribed by this Settlement Agreement or any other document related to the settlement set forth herein shall be computed in accordance with Rule 6 of the Federal Rules of Civil Procedure.

9.5 The Parties acknowledge that it is their intent to consummate this Settlement Agreement and conditions of this Settlement Agreement and agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Settlement Agreement.

9.6 Within thirty (30) days following the effective date of this Settlement Agreement, each Party shall destroy or return (at his, her or its own expense) all materials produced or otherwise transmitted by any other Party or any third party during the course of the Litigation, including all copies of such materials and including all materials provided to both consulting and testifying experts retained by any Party during the course of the Litigation. Each Party also shall destroy any indices or like materials and copies of any such materials derived therefrom. Each Party shall inform all other Parties in writing immediately upon complying with this Section 9.6.

9.7 No Party shall make any written public statement regarding the terms of this Settlement Agreement or any settlement contained herein unless that Party has the prior approval of all Parties; provided, however, that this Section 9.7 shall not apply to any statement made in a document required to be filed with any governmental body, including but not limited to the Securities Exchange Commission, or any national securities exchange; provided further that any oral public statement regarding the terms of this Settlement Agreement or any settlement contained herein shall be consistent with any previously-approved written public statements or this Settlement Agreement. No Party shall make any public statement regarding the terms of this Settlement Agreement or any settlement contained herein that is critical of or discredits the terms of this Settlement Agreement or any settlement contained herein.

9.8 This Settlement Agreement may not be amended or modified, nor may any of its provisions be waived, except by writing signed by the Parties or their successors-in-interest.

9.9 Neither this Settlement Agreement nor any act performed or document executed pursuant to or in furtherance of this Settlement Agreement: (a) is or may be deemed to be or may be used as an admission or evidence of the validity of any released claim or any wrongdoing or liability of any Party; or (b) is or may be deemed to be or may be used as an admission or evidence of any fault or omission of any Party in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal, other than in such proceedings as may be necessary to consummate or enforce this Settlement Agreement,

9.10 Any Party may file this Settlement Agreement and/or any Judgment that has become final in any action that may be brought against it in order to support a defense or counterclaims based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

9.11 The Parties intend the Settlement Agreement to be a final and complete resolution of all disputes asserted or that could be asserted against the Parties with respect to the released claims. Accordingly, the Defendants agree not to assert any claim under Ohio Civil Rule 11, or any similar law, rule or regulation, that the Litigation was brought in bad faith or without a reasonable basis.

9.12 The Parties agree that all of the terms of this Settlement Agreement were negotiated at arm’s length and in good faith by the Parties, and the Settlement Agreement reflects a settlement that was reached voluntarily based upon adequate information and sufficient discovery and after consultation with experienced legal counsel.

9.13 The headings used in this Settlement Agreement are used for the purpose of convenience only and are not meant to have any legal effect.

9.14 To the extent permitted by law, all agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Stipulation.

9.15 The waiver by any Party of any breach of this Settlement Agreement by any other Party shall not be deemed a waiver of any other prior or subsequent breach of this Settlement Agreement.

9.16 This Settlement Agreement constitutes the entire agreement among the Parties concerning the settlement of the Litigation, and no representations, warranties or inducements have been made to any Party concerning this Settlement Agreement, other than the representations, warranties and covenants contained and memorialized herein. Except as otherwise provided herein, each Party shall bear his, her or its own costs.

9.17 In the event that there exists a conflict or inconsistency between the terms of this Settlement Agreement and the terms of any other document related to the settlement set forth herein, the terms of this Settlement Agreement shall prevail.

9.18 This Settlement Agreement may be executed by facsimile and in one or more counterparts. All executed counterparts shall be deemed to be one and the same instrument provided that counsel for the Parties shall exchange among themselves original signed counterparts and a completed set of executed counterparts shall be filed with the Court.

9.19 The Parties and their counsel of record agree that they will use their best efforts to obtain all necessary court approvals required by this Settlement Agreement.

9.20 All terms of this Settlement Agreement and any other document related to the settlement set forth herein shall be governed by and interpreted according to the substantive laws of the State of Ohio and without regard to its choice of law rules.

IN WITNESS WHEREOF, the Parties have signed this Settlement Agreement on the dates indicated below.

10/12/04	Arlington Contact Lens Service, Inc.
Date

	By:	/s/ Peter Clarkson
	Name:	Peter Clarkson
	Title:	President

10/12/04	drugstore.com, inc.
Date

	By:	/s/ Alesia Pinney
	Name:	Alesia Pinney
	Title:	Vice President and General Counsel